As filed with the Securities and Exchange Commission on June 15, 2006
Registration No. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
The Toro Company
(Exact name of registrant as specified in its charter)

Delaware	41-0580470

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
8111 Lyndale Avenue South
Bloomington, MN 55420
(Address of Principal Executive Offices) (Zip Code)
The Toro Company 2000 Stock Option Plan
(Full title of the plan)
J. Lawrence McIntyre, Esquire
The Toro Company
8111 Lyndale Avenue South
Bloomington, MN 55420-1196
(Name and address of agent for service)
952-888-8801
(Telephone number, including area code, of agent for service)
Copy to:
Helen P. Starr, Esquire
Perkins Coie LLP
607 Fourteenth Street, NW
Washington, D.C. 20005
Calculation of Registration Fee

		Proposed maximum		Proposed maximum
Title of securities	Amount to be	offering price per		aggregate offering		Amount of
to be registered	registered	share		price		registration fee
Common Stock, par value $1.00 per share (a)	400,000 shares(b)	$48.33	(c)	$19,322,000	(c)	$2,069	(d)

(a)	Each share of Common Stock has one Preferred Share Purchase Right attached to it. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

(b)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares that may be issued in respect of stock splits, stock dividends or similar transactions in the future.

(c)	Estimated solely to calculate the registration fee, pursuant to Rule 457(c) and Rule 457(h), on the basis of the average of the high and low prices reported by the New York Stock Exchange on June 8, 2006.

(d)	Restricted fee to be applied to account number 737758.

Incorporation by Reference
Part I
Amendment to Increase Authorized Shares
Part II Information Required in Registration Statement
Item 3. Incorporation of Documents by Reference.
Item 5. Interests of Named Experts and Counsel.
Item 8. Exhibits.
Signatures
POWER OF ATTORNEY
Exhibit List
Item 8. Exhibits
Opinion/Consent of Counsel Regarding Legality
Consent of KPMG LLP

Incorporation by Reference
     This Registration Statement is filed pursuant to Instruction E of Form S-8 and relates to Registrant’s earlier Registration Statement on Form S-8 (No. 333-39052), filed with the Securities and Exchange Commission on June 12, 2000, as amended by Registrant’s Registration Statement No. 333-89262, filed with the Commission on May 28, 2002, and by Registrant’s Post-Effective Amendment No. 1 to Form S-8, filed with the Commission on June 2, 2003. Under those two earlier Registration Statements, Registrant registered shares of Common Stock, par value $1.00 per share, and related Preferred Share Purchase Rights, to be offered and sold in connection with The Toro Company 2000 Stock Option Plan (the “Plan”). Following a 2-for-1 stock split with a record date of April 1, 2003, and a second 2-for-1 stock split with a record date of March 28, 2005, the total number of shares, on an after-split basis, authorized to be offered and sold in connection with the Plan was 6,000,000. The contents of Registrant’s Registration Statements Nos. 333-89262 and 333-39052, as amended by Registrant’s Post-Effective Amendment No. 1, are incorporated by reference in this Registration Statement.
Part I
     As permitted by the instructions to Form S-8, this Registration Statement omits the information specified in Part I of Registrant’s Registration Statement on Form S-8.
Amendment to Increase Authorized Shares
     On March 14, 2006, the stockholders of Registrant approved an amendment to the Plan to increase the number of shares of Common Stock that may be issued under the Plan from 6,000,000 to 6,400,000, subject to adjustment to reflect changes in the corporate or capital structure of Registrant, including but not limited to stock splits, stock dividends or similar transactions.
Part II
Information Required in Registration Statement
     The rules of the Securities and Exchange Commission allow Registrant to incorporate by reference information into this Registration Statement. This means that Registrant may disclose important information to you by referring you to another document.
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and are incorporated by reference in this Registration Statement:
     Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005 (File No. 1-8649).
     Its Quarterly Report on Form 10-Q for the quarter ended February 3, 2006 (File No. 1-8649).
     Its Quarterly Report on Form 10-Q for the quarter ended May 5, 2006 (File No. 1-8649).

     Its Current Reports on Form 8-K filed December 6, 2005, December 7, 2005, January 3, 2006, January 10, 2006, February 21, 2006, February 23, 2006, March 15, 2006, April 18, 2006 and May 25, 2006 (File No. 1-8649).
     The descriptions of its Common Stock and Preferred Share Purchase Rights contained in its Registration Statements filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such descriptions (File No. 1-8649).
     All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of those documents. The information contained in a document will automatically update and supersede any information previously incorporated by reference into this Registration Statement.
Item 5. Interests of Named Experts and Counsel.
     The opinion of counsel as to the legality of the securities being registered, which is Exhibit 5 to this Registration Statement, is rendered by J. Lawrence McIntyre, Vice President, Secretary and General Counsel of Registrant. As of May 11, 2006, Mr. McIntyre owned 18,014 shares of Toro Common Stock and held options to purchase 48,000 shares. He also holds Performance Share Awards, which are based on the value of the Common Stock, and has 87,811 Common Stock units credited to his account under a deferred compensation plan.
Item 8. Exhibits.
     The exhibits are listed in the exhibit index.

Signatures
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on June 14, 2006.

The Toro Company (Registrant)
/s/ J. Lawrence McIntyre
By: J. LAWRENCE MCINTYRE
Vice President, Secretary and General Counsel

POWER OF ATTORNEY
     Know All Persons by These Presents, that each person whose signature appears below hereby constitutes and appoints Michael J. Hoffman, Stephen P. Wolfe and J. Lawrence McIntyre, or any one of them, each with power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and/or all subsequent amendments to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby approving and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael J. Hoffman Michael J. Hoffman	Chief Executive Officer, President and Director (Principal Executive Officer)	May 16, 2006
/s/ Stephen P. Wolfe Stephen P. Wolfe	Vice President Finance and Chief Financial Officer (Principal Financial Officer)	May 16, 2006

Signature	Title	Date
/s/ Blake M. Grams Blake M. Grams	Managing Director, Corporate Controller (Principal Accounting Officer)	May 16, 2006
/s/ Ronald O. Baukol Ronald O. Baukol	Director	May 16, 2006
/s/ Robert C. Buhrmaster Robert C. Buhrmaster	Director	May 16, 2006
/s/ Winslow H. Buxton Winslow H. Buxton	Director	May 16, 2006
/s/ Janet K. Cooper Janet K. Cooper	Director	May 16, 2006
/s/ Katherine J. Harless Katherine J. Harless	Director	May 16, 2006
/s/ Robert H. Nassau Robert H. Nassau	Director	May 16, 2006
/s/ Christopher A. Twomey Christopher A. Twomey	Director	May 16, 2006
/s/ Gregg W. Steinhafel Gregg W. Steinhafel	Director	May 16, 2006

Exhibit List
Item 8. Exhibits

Exhibit Number	Description
4	Instruments defining the rights of security holders, including indentures

4(a)	Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3(i) and 4(a) to Registrant’s Current Report on Form 8-K dated March 15, 2005, Commission File No. 1-8649).

4(b)	Bylaws of Registrant (incorporated by reference to Exhibit 4(c) to Registrant’s Current Report on Form 8-K dated November 30, 2005, Commission File No. 1-8649).

4(c)	Specimen form of Common Stock certificate (incorporated by reference to Registrant’s Annual Report on Form 10-K dated October 31, 2004).

4(d)	Rights Agreement dated as of May 20, 1998, between Registrant and Wells Fargo Bank Minnesota, National Association relating to rights to purchase Series B Junior Participating Voting Preferred Stock, as amended (incorporated by reference to Registrant’s Current Report on Form 8-K dated May 27, 1998, Commission File No. 1-8649).

4(e)	Certificate of Adjusted Purchase Price or Number of Shares dated April 14, 2003 filed by Registrant with Wells Fargo Bank Minnesota, N.A. as Rights Agent, in connection with Rights Agreement dated as of May 20, 1998 (incorporated by reference to Exhibit 2 to Registrant’s Amendment No. 1 to Registration Statement on Form 8-A/A dated April 14, 2003, Commission File No. 1-8649).

4(f)	Certificate of Adjusted Purchase Price or Number of Shares dated April 12, 2005 filed by Registrant with Wells Fargo Bank, N.A., as Rights Agent, in connection with Rights Agreement dated as of May 20, 1998 (incorporated by reference to Exhibit 2 to Registrant’s Amendment No. 2 to Registration Statement on Form 8-A/A dated March 21, 2005, Commission File No. 1-8649).

4(g)	Indenture dated as of January 31, 1997, between Registrant and First National Trust Association, as Trustee, relating to the Registrant’s 7.125% Notes due June 15, 2007 and its 7.80% Debentures due June 15, 2027 (incorporated by reference to Exhibit 4(a) to Registrant’s Current Report on Form 8-K for June 24, 1997, Commission File No. 1-8649).

Exhibit Number	Description
5	Opinion of counsel regarding legality (filed electronically herewith).

23(a)	Consent of counsel (contained in Exhibit 5(a)).

23(b)	Consent of KPMG LLP (filed electronically herewith).

24	Powers of Attorney (filed electronically herewith and contained in the signature pages).